Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
— Strong Free Cash Flow and Robust New Orders Highlight the Quarter —
— Company Increases 2008 Guidance, Provides Preliminary 2009 Outlook —
(Dulles, VA 16 October 2008) – Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the third quarter of 2008. Orbital’s third quarter revenues were $278.6 million in 2008, compared to $275.6 million in 2007. The company reported third quarter operating income of $21.0 million in 2008, compared to $21.6 million in 2007. Adjusted income from continuing operations* was $13.1 million, or $0.22 adjusted diluted earnings per share from continuing operations, in the third quarter of 2008, compared to income from continuing operations of $14.7 million, or $0.24 diluted earnings per share, in the third quarter of 2007. Orbital generated $37.1 million of free cash flow* in the third quarter of 2008 compared to free cash flow of $22.4 million in last year’s third quarter.
Commenting on Orbital’s third quarter results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “Orbital reported solid third quarter 2008 financial performance, with particularly strong free cash flow and new order results. Our advanced space programs segment again led the way in revenue and operating income increases this past quarter, due to growth in human space systems and national security satellite work,” Mr. Thompson added.
For the first nine months of 2008, Orbital reported revenues of $863.4 million, up 14% as compared to $754.8 million in the first nine months of 2007. The company’s operating income for the first nine months of 2008 was $67.5 million, up 14% compared to $59.0 million in 2007. Adjusted income from continuing operations for the first nine months of 2008 was $47.3 million, or $0.78 adjusted diluted earnings per share from continuing operations, compared to income from continuing operations of $39.0 million, or $0.64 diluted earnings per share, in the first nine months of 2007. Orbital generated $68.2 million of free cash flow in the first nine months of 2008, compared to $43.6 million during the same period in 2007.

*	“Adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “free cash flow” are non-GAAP financial measures discussed in this release. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measures.”
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Orbital Reports Third Quarter 2008 Financial Results

Financial Highlights
Summary financial results were as follows (in millions, except per share data):

	Third Quarter
	2008		2007
Revenues	$278.6		$275.6
Operating Income	21.0		21.6
Income from Continuing Operations	12.1		14.7
Adjusted Income from Continuing Operations	13.1	(1)	n/a
Income from Discontinued Operations	—		1.0
Net Income	12.1		15.7
Diluted Earnings per Share:
Continuing Operations	$0.20		$0.24
Adjusted Continuing Operations	0.22	(1)	n/a
Income from Discontinued Operations	—		0.02
Net Income	0.20		0.26

(1)	Adjusted to exclude a $1.0 million investment impairment charge in the third quarter of 2008. See “Disclosure of Non-GAAP Financial Measures” below.

	First Nine Months
	2008		2007
Revenues	$863.4		$754.8
Operating Income	67.5		59.0
Income from Continuing Operations	35.7		39.0
Adjusted Income from Continuing Operations	47.3	(1)	n/a
Gain on Sale of TMS and Income from Discontinued Operations	15.9	(2)	1.9
Net Income	51.6		40.9
Diluted Earnings per Share:
Continuing Operations	$0.59		$0.64
Adjusted Continuing Operations	0.78	(1)	n/a
Gain on Sale of TMS and Income from Discontinued Operations	0.26	(2)	0.03
Net Income	0.85		0.67

(1)	Adjusted to exclude $11.6 million of investment impairment charges in 2008. See “Disclosure of Non-GAAP Financial Measures” below.

(2)	Includes a $14.8 million after-tax gain, or $0.25 diluted earnings per share, on the sale of the corporation’s Transportation Management Systems (“TMS”) business unit in the second quarter of 2008.
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Orbital Reports Third Quarter 2008 Financial Results

Revenues
Revenues by segment for the third quarter were as follows (in millions):

	Third Quarter
	2008	2007
Launch Vehicles	$111.8	$100.3
Satellites and Space Systems	100.0	122.8
Advanced Space Programs	68.6	53.1
Eliminations	(1.8)	(0.6)

Total Revenues	$278.6	$275.6
Orbital’s third quarter 2008 revenues were $278.6 million, compared to third quarter 2007 revenues of $275.6 million. Advanced space programs segment revenues grew $15.5 million, or 29%, driven by increased contract activity on national security satellite programs partially offset by lower contract activity on the Orion human spacecraft program for NASA. Launch vehicles segment revenues grew $11.5 million, or 11%, principally due to increased contract activity on space launch vehicle and missile defense programs. Satellites and space systems segment revenues declined $22.8 million, or 19%, as a result of decreased activity on communications satellite programs and science and technology satellite contracts, primarily due to the substantial completion of certain satellites since the third quarter of 2007.
Revenues by segment for the first nine months were as follows (in millions):

	First Nine Months
	2008	2007
Launch Vehicles	$332.1	$290.8
Satellites and Space Systems	314.5	345.5
Advanced Space Programs	220.9	121.0
Eliminations	(4.1)	(2.5)

Total Revenues	$863.4	$754.8
For the first nine months of 2008, Orbital reported $863.4 million in revenues, up 14% over the same period last year, primarily due to revenue growth in the company’s advanced space programs and launch vehicles segments. Advanced space programs segment revenues increased $99.9 million, or 83%, due to significant increases in contract activity on the Orion program and national security satellite programs. Launch vehicles segment revenues increased $41.3 million, or 14%, principally due to increased contract activity on space launch vehicles and missile defense programs. Satellite and space systems segment revenues declined $31.0 million, or 9%, driven by decreased activity on science and technology contracts, primarily due to the substantial completion of certain satellites since last year.
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Orbital Reports Third Quarter 2008 Financial Results

Operating Income
Operating income by segment for the third quarter was as follows (in millions):

	Third Quarter
	2008	2007
Launch Vehicles	$8.4	$10.5
Satellites and Space Systems	8.1	7.8
Advanced Space Programs	4.5	3.6
Corporate and Other	—	(0.3)

Total Operating Income	$21.0	$21.6
Orbital reported operating income of $21.0 million in the third quarter of 2008 compared to operating income of $21.6 million in the third quarter of 2007. This decrease was due to lower operating income in the launch vehicles segment, partially offset by increases in advanced space programs and satellite and space systems operating income. Launch vehicles segment operating income decreased $2.1 million, or 20%, primarily due to increased Taurus II research and development expenses as discussed below, partially offset by growth in space launch vehicle and missile defense program operating income, resulting from increased contract activity. Advanced space programs segment operating income increased $0.9 million, or 25%, primarily due to increased contract activity on national security satellite programs. Satellites and space systems segment operating income increased $0.3 million, or 4%, despite the decline in segment revenues, primarily due to profit margin improvements in the communications satellites and science and technology satellites product lines.
The company’s research and development expenses totaled $11.7 million in the third quarter of 2008, an $8.2 million increase compared to the third quarter of 2007, primarily driven by expenditures related to the Taurus II launch vehicle development program. Certain of the company’s research and development expenses are recoverable under U.S. Government contracts. In the third quarter of 2008, discretionary research and development expenses incurred in excess of amounts recovered under U.S. Government contracts resulted in a $3.0 million reduction in operating income in the launch vehicles segment. Operating income in the launch vehicles segment before these unrecovered research and development expenses was $11.4 million* in the third quarter of 2008, an increase of $0.9 million, or 9%, compared to operating income in the third quarter of 2007.

*	This is a non-GAAP financial measure calculated by adding back the $3.0 million reduction attributable to the unrecovered research and development expense to launch vehicles segment reported operating income of $8.4 million. Management believes the presentation of launch vehicles segment operating income without the effect of the unrecovered research and development expenses provides a more meaningful perspective on the actual operating results for the segment.
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Orbital Reports Third Quarter 2008 Financial Results

Operating income by segment for the first nine months was as follows (in millions):

	First Nine Months
	2008	2007
Launch Vehicles	$29.4	$28.9
Satellites and Space Systems	23.5	22.3
Advanced Space Programs	15.1	8.8
Corporate and Other	(0.5)	(1.0)

Total Operating Income	$67.5	$59.0
Orbital reported operating income of $67.5 million in the first nine months of 2008, up 14% compared to operating income of $59.0 million in the first nine months of 2007, due to higher operating income in all business segments. Advanced space programs segment operating income increased $6.3 million, or 72%, due to increased contract activity on the Orion program and national security satellite programs. Launch vehicles segment operating income increased $0.5 million, or 2%, primarily due to increased contract activity on missile defense programs partially offset by increased research and development expenses attributable to the Taurus II launch vehicle development program. Launch vehicles segment operating income for the first nine months of 2008 is net of $7.0 million of research and development expenses that were not recoverable under U.S. Government contracts. Satellites and space systems segment operating income increased $1.2 million, or 5%, driven largely by improved results from communications satellite contracts.
Net Income
Income from continuing operations for the third quarter of 2008 was $12.1 million, or $0.20 diluted earnings per share, down from $14.7 million, or $0.24 diluted earnings per share, for the third quarter of 2007, primarily due to a $1.0 million investment impairment charge and a $1.7 million reduction in interest and other income in the third quarter of 2008. Net income for the third quarter of 2008 was $12.1 million, or $0.20 diluted earnings per share, down from $15.7 million, or $0.26 diluted earnings per share, for the third quarter of 2007. The third quarter of 2007 included $1.0 million of income from discontinued operations attributable to the company’s TMS business unit that was sold in the second quarter of 2008. Diluted weighted-average shares outstanding decreased to 60.5 million in the third quarter of 2008 compared to 60.9 million in the third quarter of 2007, driven by share repurchases made by the company.
Income from continuing operations for the first nine months of 2008 was $35.7 million, or $0.59 diluted earnings per share, down from $39.0 million, or $0.64 diluted earnings per share, for the first nine months of 2007 primarily due to an $8.5 million increase in operating income offset by $11.6 million of investment impairment charges and a $4.0 million reduction in interest and other income in 2008. Net income for the first nine months of 2008 was $51.6 million, or $0.85 diluted earnings per share, up from $41.0 million, or $0.67 diluted earnings per share, for the first nine months of 2007. Net income for the first nine months of 2008 included income from discontinued operations of $15.9 million, or $0.26 per diluted share, which consisted primarily of a $14.8 million after-tax gain on the sale of the company’s TMS business unit during the second quarter of
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Orbital Reports Third Quarter 2008 Financial Results

2008. Net income for the first nine months of 2007 included income from discontinued operations of $1.9 million, or $0.03 per diluted share.
Cash Flow and Balance Sheet
The company reported free cash flow of $37.1 million for the third quarter of 2008. Orbital’s unrestricted cash balance was $340.7 million as of September 30, 2008. The company’s cash flow was as follows (in millions):

	2008
	Third	First Nine
	Quarter	Months
Net Cash Provided by Operating Activities	$44.1	$87.0
Capital Expenditures	(7.0)	(18.8)

Free Cash Flow	37.1	68.2
Net Proceeds from Sale of TMS Business Unit	1.7	41.6
Repurchase of Common Stock	(6.4)	(21.5)
Proceeds from Issuance of Common Stock and Other	4.7	16.6

Net Increase in Cash	37.1	104.9
Beginning Cash Balance	303.6	235.8

Ending Cash Balance	$340.7	$340.7
Summary balance sheet data as of September 30, 2008 was as follows (in millions):

Assets		Liabilities and Equity
Cash	$340.7	Current Liabilities	$248.6
Other Current Assets	279.0	Long-Term Debt and Other	153.3
Non-Current Assets	252.9	Stockholders’ Equity	470.7

Total Assets	$872.6	Total Liabilities and Equity	$872.6

New Business Highlights
During the third quarter of 2008, Orbital received approximately $190 million in new firm contract bookings and $235 million in new option contract bookings. In addition, the company received approximately $50 million of option exercises under existing contracts. As of September 30, 2008, the company’s firm contract backlog was approximately $2.1 billion, and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.2 billion.
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Orbital Reports Third Quarter 2008 Financial Results

Operational Highlights
In the third quarter of 2008, Orbital successfully carried out two major space missions. In August, the AMC-21 satellite, the first of five commercial communications spacecraft ordered by SES Americom, was launched into geosynchronous orbit. In the following weeks, the company performed a series of standard in-orbit tests to ensure that the satellite was performing as designed. Upon successful completion of these tests, Orbital turned over operational control of AMC-21 to SES Americom in September. Also in September, the company conducted the 15th consecutive successful launch of a Minotaur rocket when a Minotaur II target launch vehicle flew a flawless mission in support of the Missile Defense Agency’s NFIRE experiment.
Also during the third quarter of 2008, Orbital delivered three launch vehicles and one satellite for a mission to be conducted in the future. The company delivered NASA’s Interstellar Boundary Explorer (IBEX) heliophysics science satellite to the launch site for integration with a Pegasus launch vehicle. Orbital is currently preparing to carry out the launch later this month, which will be the 40th mission for the Pegasus launch system since 1990. Orbital’s Pegasus rocket will deploy IBEX into a highly elliptical orbit that will travel 80% of the way to the Moon. The company also delivered an Orbital Boost Vehicle (OBV) missile defense interceptor for deployment in the Ground-based Midcourse Defense (GMD) system and one Coyote anti-ship target missile during the third quarter.
For the remainder of the year, Orbital expects to carry out six more space and missile systems missions and deliver numerous other systems for future operations or deployment. These include the IBEX mission as described above, the launch of a medium-range target rocket to support a missile defense exercise in the Pacific, the launch of one OBV interceptor in a test of the GMD missile defense system, and the launch of two low-altitude Coyote ramjet targets for the U.S. Navy. In addition, Orbital recently completed its work on the NSS-9 commercial communications satellite, which will be stored until its launch in early 2009. Orbital is also on track to complete NASA’s Orbiting Carbon Observatory science satellite and deliver it to the launch site for integration with a Taurus rocket that is being assembled at Vandenberg Air Force Base, CA. Also in the fourth quarter, Orbital is expected to deliver two OBVs to complete the 2008 production schedule.
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Orbital Reports Third Quarter 2008 Financial Results

2008 Financial Guidance
The company updated its financial guidance for full year 2008, as follows:

Full Year 2008	Current	Previous
Revenues (in millions)	$1,115 - $1,135	$1,100 - $1,125
Operating Income Margin	~7.5%	7.25% - 7.5%
Adjusted Diluted Earnings per Share(1)	$0.96 - $0.99	$0.93 - $0.97
Free Cash Flow (in millions)	$80 - $85	$80 - $85

(1)	Adjusted diluted earnings per share from continuing operations exclude $11.6 million of investment impairment charges.
2009 Preliminary Outlook
The company provided its preliminary financial outlook for 2009, as summarized in the table below:

2009
Revenues (in millions)	$1,175 - $1,200
Operating Income Margin (see below)	6.0% - 6.25%
Diluted Earnings per Share (see below)	$0.85 - $0.92
Free Cash Flow (in millions)	$75 - $80
The 2009 outlook includes the impact of the company’s Taurus II launch vehicle development program which is expected to reduce full year 2009 diluted earnings per share by $0.20 to $0.25 and to consume $60 to $65 million of cash. Diluted earnings per share in the 2009 outlook excludes the effect of the adoption of a new accounting standard in 2009 pertaining to the company’s convertible notes. This new rule must be applied retrospectively; as a result, beginning in 2009 the company’s 2008 and prior years’ financial statements will be changed to reflect the new accounting. The company expects that its 2009 and 2008 income statements will each include approximately $0.05 per share of non-cash interest expense. Free cash flow and average shares used to calculate diluted earnings per share are unaffected by the new accounting standard.
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Orbital Reports Third Quarter 2008 Financial Results

Disclosure of Non-GAAP Financial Measures
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
Adjusted income from continuing operations for 2008 is defined as GAAP income from continuing operations (the most directly comparable GAAP financial measure) adjusted to exclude an investment impairment charge. Adjusted diluted earnings per share from continuing operations is equal to adjusted income from continuing operations divided by diluted shares. These measures are provided so investors can more easily compare 2008 results to 2007 results. The reconciliation of these financial measures is as follows (in millions, except per share data):

	Quarter Ended	Nine Months Ended
	September 30, 2008	September 30, 2008
Reported Income from Continuing Operations	$12.1	$35.7
Add Investment Impairment Charge	1.0	11.6

Adjusted Income from Continuing Operations	$13.1	$47.3

Adjusted Diluted Earnings Per Share from Continuing Operations	$0.22	$0.78
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Orbital Reports Third Quarter 2008 Financial Results

About Orbital
Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also provides satellite subsystems and space-related technical services to government agencies and laboratories.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release are forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation to update the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Third Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter
	2008	2007
Revenues	$278,628	$275,640
Cost of revenues	227,253	231,111
Research and development expenses	11,676	3,520
Selling, general and administrative expenses	18,699	19,428

Income from operations	21,000	21,581
Investment impairment charge	(1,000)	—
Interest income and other	1,763	3,497
Interest expense	(1,107)	(1,341)

Income before income taxes	20,656	23,737
Income taxes	(8,513)	(9,033)

Income from continuing operations	12,143	14,704
Income from discontinued operations, net of taxes*	—	974

Net income	$12,143	$15,678

Basic income per share:
Continuing operations	$0.21	$0.25
Discontinued operations	—	0.01

Net income	$0.21	$0.26

Diluted income per share:
Continuing operations	$0.20	$0.24
Discontinued operations	—	0.02

Net income	$0.20	$0.26

Shares used in computing basic income per share	58,776	59,176
Shares used in computing diluted income per share	60,517	60,874

*   Certain amounts in the company’s income statements have been reclassified as discontinued operations to give effect to the sale of the TMS business unit that occurred in the second quarter of 2008.
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Orbital Reports Third Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Nine Months
	2008	2007
Revenues	$863,396	$754,802
Cost of revenues	704,724	629,022
Research and development expenses	30,082	9,690
Selling, general and administrative expenses	61,112	57,083

Income from operations	67,478	59,007
Investment impairment charge	(11,600)	—
Interest income and other	5,601	9,563
Interest expense	(3,250)	(3,606)

Income before income taxes	58,229	64,964
Income taxes	(22,571)	(25,947)

Income from continuing operations	35,658	39,017
Discontinued operations, net of taxes*
Income from operations	1,118	1,943
Gain on sale of business	14,800	—

Income from discontinued operations, net of taxes	15,918	1,943

Net income	$51,576	$40,960

Basic income per share:
Continuing operations	$0.61	$0.66
Discontinued operations	0.27	0.03

Net income	$0.88	$0.69

Diluted income per share:
Continuing operations	$0.59	$0.64
Discontinued operations	0.26	0.03

Net income	$0.85	$0.67

Shares used in computing basic income per share	58,643	59,249
Shares used in computing diluted income per share	60,347	60,998

*   Certain amounts in the company’s income statements have been reclassified as discontinued operations to give effect to the sale of the TMS business unit that occurred in the second quarter of 2008.
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Orbital Reports Third Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
Assets
Cash	$340,662	$235,822
Receivables, net	200,638	183,507
Inventory	26,063	26,549
Deferred income taxes, net	45,405	44,420
Other current assets	6,877	5,508

Total current assets	619,645	495,806
Non-current investments	19,900	28,000
Property, plant and equipment, net	105,579	95,713
Goodwill	55,551	55,551
Deferred income taxes, net	65,549	90,942
Other non-current assets	6,352	9,456

Total Assets	$872,576	$775,468

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$166,432	$131,805
Deferred revenues and customer advances	82,188	79,339

Total current liabilities	248,620	211,144
Long-term debt	143,750	143,750
Other non-current liabilities	9,509	325
Total stockholders’ equity	470,697	420,249

Total Liabilities and Stockholders’ Equity	$872,576	$775,468

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Orbital Reports Third Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	September 30, 2008
	Third
	Quarter	Nine Months
Net income	$12,143	$51,576
Gain on sale of business, net of tax	—	(14,800)
Impairment of non-current investments	1,000	11,600
Depreciation	4,721	13,877
Deferred taxes	5,912	16,839
Changes in assets and liabilities	20,755	4,099
Other	(416)	3,847

Net cash provided by operating activities	44,115	87,038

Capital expenditures	(7,010)	(18,865)
Net proceeds from sale of business	1,730	41,612
Net proceeds from sale of property	—	2,193
Other	(1,081)	—

Net cash (used in) provided by investing activities	(6,361)	24,940

Repurchase of common stock	(6,390)	(21,521)
Net proceeds from issuance of common stock	4,279	10,495
Other	1,461	3,888

Net cash used in financing activities	(650)	(7,138)

Net increase in cash	37,104	104,840
Cash, beginning of period	303,558	235,822

Cash, end of period	$340,662	$340,662

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